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                                                                       EXHIBIT 5



                               September 20, 2001



Citizens Communications Company
3 High Ridge Park
Stamford, Connecticut  06905

Ladies and Gentlemen:

            We have acted as special counsel to Citizens Communications Company, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on behalf of the Company, relating to the registration of $300,000,000 aggregate principal amount of the Company's 6.375% Senior Notes due 2004, $750,000,000 aggregate principal amount of the Company's 7.625% Senior Notes due 2008 and $700,000,000 aggregate principal amount of the Company's 9.00% Senior Notes due 2031 (collectively, the "New Notes"), which are to be offered in exchange for an equivalent principal amount of the Company's currently outstanding Company's 6.375% Senior Notes due 2004, the Company's 7.625% Senior Notes due 2008 and the Company's 9.00% Senior Notes due 2031 (collectively, the "Old Notes"), all as more fully described in the Registration Statement. The New Notes will be issued under the Company's Indenture, dated as of August 16, 2001 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee.

            This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

            In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Restated Certificate of Incorporation of the Company as in effect on the date hereof, (iv) the By-Laws of the Company as in effect on the date hereof, (v) the form of the New Notes, and (vi) resolutions adopted by the Board of Directors of the Company authorizing, among other things, the filing of the Registration Statement and the issuance and exchange of the New Notes for the Old Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of pubic officials, certificates of officers or other representatives of the Company and others, and

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Citizens Communications Company
September 20, 2001
Page 2


such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

            In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

            Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware. This opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  1. The issuance and exchange of the New Notes for the Old Notes has been duly authorized by requisite corporate action on the part of the Company.

                  2. The New Notes will constitute binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (b) an implied covenant of good faith and fair dealing and (c) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act, (ii) the New Notes are duly executed and authenticated in accordance with the provisions of the Indenture, and (iii) the New Notes shall have been issued and delivered in exchange for the Old Notes pursuant to the terms set forth in the Prospectus.

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Citizens Communications Company
September 20, 2001
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            We hereby consent to the reference to our firm under the headings
"Legal Matters" in the Prospectus and to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /s/  Winston & Strawn